Exhibit 10.61

BIOMARIN PHARMACEUTICAL INC.

2014 Inducement Plan (the “Plan”)

Agreement Regarding Restricted Share Units

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement Regarding Restricted Share Units.

I.	NOTICE OF RESTRICTED SHARE UNITS

You have been granted Restricted Share Units related to the Shares of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:
Grant Date:
Total Number of Units Granted:

Vesting Schedule:

The Restricted Share Units granted under this award shall vest, conditioned on your Continuous Service to the Company, on each Vesting Date (as defined below) according to the following schedule:

25% of the Restricted Stock Units shall vest upon each of the first four anniversaries of the Grant Date (each such anniversary date, a “Vesting Date”)

Upon vesting, the units will automatically be converted into Shares of the Company on a 1:1 basis, subject to adjustment as provided in the Plan.

Tax Implications:

Upon the vesting of your Restricted Share Units, the applicable employment tax and withholding requirements (if any) will be satisfied on a “net settlement” basis, meaning that the number of Shares that you receive due to vesting will represent the difference between the total number of Shares in which you vest and a number of Shares having a fair market value sufficient to pay the minimum required statutory withholding due for such taxes.

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BMRN/36815.v2